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                                    EXHIBIT 6

                               CONSENT OF TRUSTEE

      Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Morgan Stanley ABS Capital I Trust 2000-1, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange commission upon request therefor.

July 18, 2000

            Bankers Trust Company of California, N.A.
            By: /s/ Hermi Alignay
            Hermi Alignay
            Assistant Secretary